Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:                                                          August 14, 2014

CONTACT:                               Thomas D. Cestare

Chief Financial Officer

PHONE:                                                 (215) 864-6009

BENEFICIAL MUTUAL BANCORP, INC.

ANNOUNCES ADOPTION OF

PLAN OF CONVERSION AND REORGANIZATION

Philadelphia, Pennsylvania, August 14, 2014 — Beneficial Mutual Bancorp, Inc. (the “Company”) (NasdaqGS: BNCL), the parent company for Beneficial Bank (the “Bank”), announced today that its Board of Directors, together with the Board of Directors of Beneficial Savings Bank MHC (the “MHC”) and the Board of Trustees of the Bank, have unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”).

The Board of Directors released the following statement: “Following the recent closure of the fair lending investigation with the Federal Deposit Insurance Corporation, we have evaluated market conditions and the changing regulatory environment, particularly the impact of regulatory change on mutual holding companies, and we believe it is in the best interests of both the Company and our stockholders to move forward with our conversion at this time.”

Pursuant to the Plan of Conversion, the MHC will sell its majority ownership in the Company to the public and the Company, which is currently in the mutual holding company structure, will reorganize to a fully public stock holding company in a transaction commonly referred to as a “second step” conversion.

As part of the second step conversion, the Bank will become a wholly owned subsidiary of a new holding company, which will be named Beneficial Bancorp, Inc.  Shares of common stock of the Company held by persons other than the MHC (whose shares will be canceled) will be converted into shares of common stock of the new holding company pursuant to an exchange ratio intended to preserve the percentage ownership interests of such persons.  In the stock offering, depositors of the Bank with qualifying deposits as of June 30, 2013 will have first priority to purchase the shares of common stock of the new holding company.

The Plan also provides for the contribution of up to $1.0 million in cash to The Beneficial Foundation, our charitable foundation.

Gerard Cuddy, Beneficial’s President and CEO, stated, “We are excited to announce our second step conversion which will provide us with additional capital to pursue our strategic and growth objectives.  Our second step conversion is a critical milestone in Beneficial’s 161 year history which we believe will further position Beneficial to remain the oldest and largest bank based in Philadelphia.”

The second step conversion and the contribution to the charitable foundation will be subject to approval by the Bank’s depositors, by the Company’s shareholders (including the approval of a majority of the shares held by persons other than the MHC) and by the Board of Governors of the Federal Reserve System.

Information, including the details of the offering and business and financial information about the Company and the Bank, will be provided in proxy materials and a prospectus when the offering commences, which is expected to be during the fourth quarter of 2014.

Beneficial Mutual Bancorp, Inc. is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 58 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer is made only by the prospectus when accompanied by a stock order form.  The shares of common stock of the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This press release contains certain forward-looking statements about the conversion and reorganization.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.